SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 30, 2006

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

     As previously disclosed, on August 30, 2005 Federated Department Stores, Inc. ("Federated") and its wholly owned subsidiary, Federated Retail Holdings, Inc. ("FRHI") entered into a five-year bank credit agreement providing for unsecured revolving loans in an aggregate amount not to exceed $2.0 billion outstanding at any particular time, including a $1.0 billion sublimit for the issuance of letters of credit and related accommodations. Federated and FRHI entered into an Amended and Restated Credit Agreement on August 30, 2006 (the "Credit Agreement") which extended the term of the prior credit agreement by one year, to August 30, 2011 and revised the pricing relating to loans with an interest rate based on the London InterBank Offered Rate ("LIBOR Loans"). All other material terms of the Credit Agreement remain unchanged. As of August 30, 2006, there was an aggregate principal amount of approximately $30 million outstanding under the Credit Agreement, representing letter of credit accommodations.

     Copies of the Credit Agreement and the associated Guarantee Agreement are attached to this report as Exhibits 10.1 and 10.2 and each is incorporated herein by reference as though it were fully set forth herein.

Item 9.01.	Financial Statements and Exhibits.

	(c)	Exhibits

10.1

Amended and Restated Credit Agreement dated as of August 30, 2006 among Federated, Federated Retail Holdings, Inc., the lenders from time to time party thereto, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as administrative agents, and JPMorgan Chase Bank, N.A. as paying agent, and J.P. Morgan Securities Inc. and Banc of America Securities LLC as joint bookrunners and joint lead arrangers.

		10.2	Guarantee Agreement, dated as of August 30, 2006, among Federated, Federated Retail Holdings, Inc. and JPMorgan Chase Bank, N.A. as paying agent.

FEDERATED DEPARTMENT STORES, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.

Dated: September 1, 2006	By: /s/ Karen M. Hoguet
Name: Karen M. Hoguet
Title: Executive Vice President and Chief Financial Officer